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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AFFYMETRIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0319159 (I.R.S. Employer Identification Number)
3420 CENTRAL EXPRESSWAY SANTA CLARA, CALIFORNIA 95051 (408) 731-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Barbara A. Caulfield, Esq.
Executive Vice President, General Counsel and Secretary
Affymetrix, Inc.
3420 Central Expressway
Santa Clara, California 95051
(408) 731-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

William M. Kelly, Esq.
Sarah K. Solum, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Senior Convertible Notes due 2038	$—	100%	$—	$—

Common Stock, par value $.01 per share(2)	—	—	—	—

(1)
An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)
The common stock being registered hereby includes associated rights to acquire Series B Junior Participating Preferred Stock of Affymetrix, Inc., pursuant to the Rights Agreement described in the prospectus contained in this registration statement.

The information in this prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 13, 2007

Prospectus

$250,000,000

         % Senior Convertible Notes due 2038

Interest payable January 15 and July 15

Issue price: 100%

We are offering $250,000,000 principal amount of our    % Senior Convertible Notes due 2038.

The notes will bear interest at a rate of    % per year. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning July 15, 2008. The notes will mature on January 15, 2038.

Holders may convert their notes into shares of our common stock at any time and from time to time prior to January 15, 2038. The conversion rate will initially be    shares of our common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $    per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. In addition, we will increase the conversion rate for holders who elect to convert notes in connection with certain fundamental change transactions occurring on or prior to January 20, 2013 as described in this prospectus.

We may not redeem the notes before January 15, 2013. On or after that date, we may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed.

Holders may require us to repurchase all or a portion of their notes on January 15, 2013, 2018 and 2028 at 100% of the principal amount of the notes. Holders may also require us to repurchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus at 100% of the principal amount of the notes.

The notes will be unsecured and will rank equally with our other existing and future senior indebtedness. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

For a more detailed description of the notes, see "Description of Notes" beginning on page 27.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "AFFX." The last reported sale price of our common stock on November 12, 2007 was $23.96 per share. Currently, there is no public market for the notes, and the notes will not be listed on any securities exchange.

Investing in the notes involves risks that are described under "Risk Factors" beginning on page 6 of this prospectus.

	Per Note		Total

Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds to Affymetrix (before expenses)%		$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may purchase up to an additional $37,500,000 principal amount of notes from us within 30 days from the date of this prospectus solely to cover over-allotments, if any.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about November    , 2007.

JPMorgan

November    , 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
MARKET FOR OUR COMMON STOCK AND DIVIDENDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE

i

ABOUT THIS PROSPECTUS

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at 3420 Central Expressway Santa Clara, California 95051, or by telephone at (408) 731-5000.

        You should rely only on the information contained or incorporated by reference in this prospectus or in any related free writing prospectus. Neither we nor the underwriter have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

        You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriter will have any responsibility therefor.

        We reserve the right to withdraw this offering of notes at any time. We and the underwriter also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

        Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see "Underwriting."

        Unless expressly stated or the context otherwise requires, the terms "we," "our," "us," "the company" and "Affymetrix" refer to Affymetrix, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus, including the documents incorporated by reference herein, that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, risks related to our ability to achieve and sustain higher levels of revenue and operating income (including risks related to the outcome of our previously announced efforts to reduce expenses in the general and administrative functions including the rationalization of our facilities); risks related to past and future acquisitions; uncertainties concerning our product mix

ii

and its effect on gross margins; uncertainties relating to our restructuring charges; uncertainties relating to technological approaches, manufacturing (including risks related to manufacturing problems and the underutilization of our manufacturing capacity) and product development; uncertainties relating to changes in senior management personnel and structure; uncertainties related to cost and pricing of our products; risks relating to dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection; and risks relating to intellectual property and other litigation.

iii

SUMMARY

        This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including "Risk Factors," together with the documents incorporated by reference in this prospectus, which include our financial statements and the related notes, before deciding whether to invest in the notes.

        Unless expressly provided, the information contained in this prospectus assumes that the underwriter's over-allotment option is not exercised.

Overview

        We are engaged in the development, manufacture, sale and service of consumables and systems for genetic analysis in the life sciences and clinical healthcare markets and are recognized as a market leader in creating breakthrough tools that are advancing our understanding of the molecular basis of life. The markets for our products currently include all aspects of molecular biology research in the life sciences, including basic human disease research, genetic analysis, pharmaceutical drug discovery and development, pharmacogenomics (research relating to how a person's genes affect the body's response to drug treatments), toxicogenomics (research relating to the measurement of gene expression as a predictor of toxicity) and molecular diagnostics. Our integrated GeneChip® microarray platform includes: disposable DNA probe arrays (chips) consisting of nucleic acid sequences set out in an ordered, high density pattern, certain reagents for use with the probe arrays, a scanner and other instruments used to process the probe arrays, and software to analyze and manage genomic or genetic information obtained from the probe arrays. Related microarray technology also offered by us includes licenses for fabricating, scanning, collecting and analyzing results from complementary technologies.

        Our business strategy is to capitalize on our leadership position in the DNA microarray field by marketing our GeneChip® technologies to customers based on two central applications: gene expression monitoring and DNA variation detection. Due to the novel, massively parallel approach to studying biological systems that GeneChip® technology enables, numerous discoveries across many disciplines have already been made, as evidenced by the over 10,500 peer-reviewed publications that have cited GeneChip® technology. The application of GeneChip® technologies for diagnosing and guiding treatment of disease is an emerging market opportunity that seeks to improve the effectiveness of health care by collecting information about DNA variation and RNA expression in patients at various times from screening and diagnosis through prognosis and throughout therapeutic monitoring. We currently sell our products directly to pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic research centers, government research laboratories, private foundation laboratories and clinical reference laboratories in North America and Europe. We also sell our products through life science supply specialists acting as authorized distributors in Latin America, India, the Middle East and Asia Pacific regions, including China.

Company Information

        Our principal executive offices are located at 3420 Central Expressway, Santa Clara, CA 95051 and our telephone number is (408) 731-5000. Our website is located at www.affymetrix.com. Information contained on or accessible through our website is not part of this prospectus.

THE OFFERING

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled "Description of Notes."

Issuer	Affymetrix, Inc., a Delaware corporation.
Securities offered
$250,000,000 principal amount of % Senior Convertible Notes due 2038. We have granted the underwriter an option to purchase up to $37,500,000 principal amount of additional notes solely to cover over-allotments, if any.
Ranking
The notes will rank equally in right of payment to our existing and future senior indebtedness, junior to any secured indebtedness to the extent of the assets securing such indebtedness and senior to any subordinated indebtedness. As of September 30, 2007, after giving effect to the issuance and sale of the notes, we had $370.0 million of senior indebtedness outstanding, no subordinated indebtedness outstanding and no secured indebtedness outstanding. The notes will be structurally subordinated to all liabilities of our subsidiaries, none of which will guarantee the notes. As of September 30, 2007, our subsidiaries had $0.4 million of outstanding indebtedness and other long-term liabilities (excluding intercompany liabilities). The indenture does not limit the amount of debt that we or any of our subsidiaries may incur.
Maturity	January 15, 2038, unless earlier redeemed, repurchased or converted.
Interest	% per year on the principal amount, payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2008.
Conversion rights
Holders may convert their notes into shares of our common stock at any time at their option at an initial conversion rate of shares per $1,000 principal amount of notes (or approximately $ per share of common stock), subject to adjustment, prior to the close of business on the business day prior to the maturity date.
Adjustment of conversion rate
Subject to certain exceptions described under "Description of Notes—Conversion rights—Conversion rate adjustments", we will adjust the conversion rate of the notes if any of the following events occurs:
• we issue common stock as a dividend or distribution on our common stock or we effect a stock split or stock combination;
• we issue certain rights or warrants to all or substantially all holders of our common stock;
• we distribute shares of our capital stock, evidences of indebtedness or assets to all or substantially all holders of our common stock;
• we make distributions consisting of cash to all or substantially all holders of our common stock; or

• we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer and the consideration therefor exceeds the last reported sale price of our common stock.

In addition, following certain transactions constituting a fundamental change (as described in "Description of Notes") occurring on or prior to January 20, 2013, we will increase the conversion rate for holders who elect to convert their notes in connection with such fundamental change by a number of additional shares of common stock as described under "Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion in connection with a fundamental change."
Redemption at our option
On or after January 15, 2013, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days notice, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.
Repurchase of notes by us at the option of the holder
You have the right to require us to repurchase for cash all or any portion of your notes on January 15, 2013, January 15, 2018 and January 15, 2028, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest.
Repurchase of notes by us at the option of the holder upon a fundamental change
If we undergo a fundamental change (as described in "Description of Notes"), except in certain circumstances, you will have the option to require us to repurchase for cash all or any portion of your notes at a fundamental change repurchase price of 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest.
Trading
The notes are new securities and there is currently no established market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Nasdaq Global Select Market symbol for our common stock	AFFX
Use of Proceeds
We intend to use the net proceeds from the sale of the notes for working capital and general corporate purposes, which may include funding our operations, capital expenditures, potential acquisitions of businesses, products or technologies we believe to be of strategic importance and repurchases or redemptions of all or a portion of our 0.75% Senior Convertible Notes due 2033. See "Use of Proceeds."
Risk Factors
Investment in the notes involves risks. You should carefully consider the information under "Risk Factors" and all other information included or incorporated by reference in this prospectus before buying any notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference in this prospectus, "Use of Proceeds" and "Capitalization." The historical financial information presented below may not be indicative of our future performance.

        The selected consolidated statement of operations data for the years ended December 31, 2006, 2005 and 2004 and the related consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The selected consolidated balance sheet data as of December 31, 2004 are derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 and related balance sheet data as of September 30, 2007 are derived from our unaudited condensed consolidated financial statements, which are incorporated by reference in this prospectus. The selected balance sheet data as of September 30, 2006 are derived from our condensed consolidated financial statements which are not included or incorporated by reference in this prospectus. Our unaudited condensed consolidated financial statements are prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of future results. Results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year.

	Nine months ended September 30,
			Year ended December 31,
(in thousands, except per share data)
	2007	2006	2006	2005	2004
Consolidated Statement of Operations Data:
Revenue:
Product and product related revenue	$237,619	$228,775	$323,783	$350,190	$330,885
Royalties and other revenue	14,653	10,263	16,840	8,339	9,832
Revenue from Perlegen Sciences	11,456	12,091	14,694	9,073	5,245

Total revenue	263,728	251,129	355,317	367,602	345,962

(Loss) income from operations	(7,869)	(29,077)	(18,545)	57,413	59,719
Net (loss) income	$(183)	$(22,384)	$(13,704)	$65,787	$47,608

Basic net (loss) income per common share	$0.00	$(0.33)	$(0.20)	$1.03	$0.79

Diluted net (loss) income per common share	$0.00	$(0.33)	$(0.20)	$0.96	$0.74

Consolidated Balance Sheet Data:
Cash, cash equivalents, and available for sale securities	$255,946	$245,542	$247,752	$284,932	$205,715
Working capital	320,769	300,150	290,302	349,679	226,211
Total assets	788,743	763,363	781,215	775,094	499,771
Long-term obligations	135,217	137,308	134,662	139,790	153,845

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2007 and each of our five most recent fiscal years.

		Year ended December 31,
	Nine months ended September 30, 2007
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	—	—	30.98	5.38	1.85	—

        The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. The deficiency of earnings available to cover fixed charges was $0.7 million for the nine months ended September 30, 2007 and $6.1 million and $5.0 million for the years ended December 31, 2006 and 2002, respectively.

RISK FACTORS

        Any investment in the notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

Risks Related to Our Business

We may not maintain profitability.

        We incurred losses each year from our inception through the year ended December 31, 2003 and have incurred a loss for the year ended December 31, 2006 and for the nine months ended September 30, 2007. As a result, we had an accumulated deficit of approximately $121.2 million at September 30, 2007. We expect to continue experiencing fluctuations in our operating results and cannot assure sustained profitability. Our losses have resulted principally from costs incurred in research and development, manufacturing and from selling, general and administrative costs associated with our operations.

        Our ability to generate significant revenues and maintain profitability is dependent in large part on our ability to expand our customer base, increase sales of our current products to existing customers, manage our expense growth, and enter into additional supply, license and collaborative arrangements as well as on our ability and that of our collaborative partners to successfully manufacture and commercialize products incorporating our technologies in new applications and in new markets. If our revenues grow more slowly than we anticipate, or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business will be materially and adversely affected.

Our quarterly results have historically fluctuated significantly and may continue to fluctuate unpredictably and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price.

        Our revenues and operating results may fluctuate significantly due in part to factors that are beyond our control and which we cannot predict. The timing of our customers' orders may fluctuate from quarter to quarter. However, we have historically experienced customer ordering patterns for GeneChip® instrumentation and GeneChip® arrays where the majority of the shipments occur in the last month of the quarter. These ordering patterns may limit management's ability to accurately forecast our future revenues or product mix. Additionally, license revenue may also be unpredictable and may fluctuate due to the timing of payments of non-recurring licensing fees. Because our expenses are largely fixed in the short to medium term, any material shortfall in revenues will materially reduce our profitability and may cause us to experience losses. In particular, our revenue growth and profitability depend on sales of our GeneChip® products. Factors that could cause sales for these products to fluctuate include:

  •
  competition

  •
  our inability to produce products in sufficient quantities and with appropriate quality;

  •
  the loss of or reduction in orders from key customers;

  •
  the frequency of experiments conducted by our customers;

  •
  our customers' inventory of GeneChip® products;

  •
  the receipt of relatively large orders with short lead times; and

  •
  our customers' expectations as to how long it takes us to fill future orders.

        Some additional factors that could cause our operating results to fluctuate include:

  •
  weakness in the global economy and changing market conditions;

  •
  general economic conditions affecting our target customers;

  •
  changes in the amounts or timing of government funding to companies and research institutions; and

  •
  changes in the attitude of the pharmaceutical industry towards the use of genetic information and genetic testing as a methodology for drug discovery and development.

        We cannot forecast with any certainty the impact of these and other factors on our sales and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure in the past to meet these expectations has adversely affected the market price of our common stock and may continue to do so.

We may experience fluctuations in demand for our products that may impact our manufacturing capacity requirements.

        If demand for our products is reduced, our manufacturing capacity could be under-utilized, and we may be required to record an impairment on our long-lived assets including facilities and equipment, which would increase our expenses. In addition, factory planning decisions may shorten the useful lives of long-lived assets, including facilities and equipment and cause us to accelerate depreciation. These changes in demand for our products, and changes in our customers' product needs, could have a variety of negative effects on our competitive position and our financial results, and, in certain cases, may reduce our revenue, increase our costs, lower our gross margin percentage or require us to recognize impairments of our assets. In addition, if demand for our products is reduced or we fail to accurately forecast demand, we could be required to write down inventory, which would have a negative impact on our gross margin.

We may lose customers or experience lost sales if we are unable to manufacture or experience delays in the manufacture of our products, or if we are unable to ensure their proper performance and quality.

        We produce our GeneChip® products in an innovative and complicated manufacturing process which has the potential for significant variability in manufacturing yields. We have encountered and may in the future encounter difficulties in manufacturing our products and, due to the complexity of our products and our manufacturing process, we may not fully understand all of the factors that affect our manufacturing processes or product performance.

        Although we have taken steps to increase our manufacturing capacity, including the expansion of our existing West Sacramento, California probe array manufacturing facility and the development of a new probe array manufacturing facility in Singapore, there are uncertainties inherent in the expansion of our manufacturing capabilities. For example, manufacturing and product quality issues may arise at the new Singapore facility or as we increase production rates at our West Sacramento facility and launch new products. In addition, we base our manufacturing capabilities on our forecasted product mix for the quarter. If the actual product mix varies significantly from our forecast, we may not be able to fill some orders during that quarter, which could adversely impact our financial results. Difficulties in meeting customer, collaborator and internal demand could also cause us to lose customers or require us to delay new product introductions, which could in turn result in reduced demand for our products.

        We rely on internal quality control procedures to verify our manufacturing processes. Due to the complexity of our products and manufacturing process, however, it is possible that probe arrays that do not meet all of our performance specifications may not be identified before they are shipped. If our products do not consistently meet our customers' performance expectations, demand for our products will decline. In addition, we do not maintain any backup manufacturing capabilities for the production of our GeneChip® instruments. Any interruption in our ability to continue operations at our existing manufacturing facilities could delay our ability to develop or sell our products, which could result in lost revenue and seriously harm our business, financial condition and results of operations.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

        The genetic sequence information upon which we rely to develop and manufacture our products is contained in a variety of public databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future.

        Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

        The RNA/DNA probe array field is undergoing rapid technological changes. New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to or higher than our microarray technology. Other companies may begin to offer products that are directly competitive with, or are technologically superior, to our products. There can be no guarantee that we will be able to maintain our technological advantages over emerging technologies in the future. Over time, we will need to respond to technological innovation in a rapidly changing industry. In addition, although we believe that we are recognized as a market leader in creating systems for genetic analysis in the life sciences, standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research. The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive and could cause our business to suffer.

Our success depends on the continual development of new products and our ability to manage the transition from our older products to new products.

        We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial,

technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. The continued success of our GeneChip® products will depend on our ability to produce products with smaller feature sizes, our ability to dice the wafer, and create greater information capacity at our current or lower costs. The successful development, manufacture and introduction of our new products is a complicated process and depends on our ability to manufacture enough products in sufficient quantity and at acceptable cost in order to meet customer demand. If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, including the development of new assay protocols and training our customers, we will become less competitive, our pricing and margins will decline and our business will suffer.

        Our failure to successfully manage the transition between our older products and our new products may adversely affect our financial results. As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers' ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

We may not realize the expected benefits of our initiatives to reduce costs across our operations.

        We are pursuing and may continue to pursue a number of initiatives to reduce costs across our operations. These initiatives include workforce reductions in certain areas and the rationalization of our facilities. In 2006, we announced our plan to consolidate our Bedford, Massachusetts based instrumentation manufacturing and development facility with our manufacturing facility in West Sacramento, California. Implementation of the workforce severance and relocation elements of the Bedford facility closure will continue through the rest of fiscal 2007. In 2007, we implemented workforce reductions in certain areas in Santa Clara, California. We anticipate that we will incur some level of restructuring charges through the end of 2008 as we continue to implement these initiatives.

        We may not realize the expected benefits of our current and future initiatives to reduce costs. As a result of these initiatives, we expect to incur restructuring or other charges and we may experience disruptions in our operations, a loss of key personnel and difficulties in delivering products in a timely manner.

If we do not attract and retain key employees, our business could be impaired.

        To be successful, we must attract and retain qualified scientific, engineering, manufacturing, sales, and management personnel. To expand our research, product development and sales efforts we need additional people skilled in areas such as bioinformatics, organic chemistry, information services, regulatory affairs, manufacturing, sales, marketing and technical support. Competition for these people is intense. We will not be able to expand our business if we are unable to hire, train and retain a sufficient number of qualified employees. There can be no assurance that we will be successful in hiring or retaining qualified personnel and our failure to do so could have a material adverse impact on our business, financial condition and results of operations.

        We also rely on our scientific advisors and consultants to assist us in formulating our research, development and commercialization strategy. All of these individuals are engaged by other employers and have commitments to other entities that may limit their availability to us. A scientific advisor's other obligations may prevent him or her from assisting us in developing our technical and business strategies.

We expect to face increasing competition.

        The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, new product introductions and strong price competition. We expect to face increased competition in the future as existing companies develop new or improved products and as new companies enter the market with new technologies.

        For example, companies such as Agilent Technologies, Applied Biosystems, and Illumina have products for genetic analysis which are directly competitive with our GeneChip® products. In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs.

        In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information. Further, in the event that we develop new technology and products that compete with existing technology and products of well established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

        The market for molecular diagnostics products is currently limited and highly competitive, with several large companies already having significant market share. Companies such as Abbott Laboratories, Bayer AG, Beckman Coulter, Becton Dickinson, bioMérieux, Celera Diagnostics, Johnson & Johnson and Roche Diagnostics have made strategic commitments to diagnostics, have financial and other resources to invest in new technologies, and have substantial intellectual property portfolios, substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. Established diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories, which are not compatible with the GeneChip® system and could deter acceptance of our products. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.

Changes in accounting pronouncements may impact our future financial position and results of operations.

        There have been new accounting pronouncements that may have an impact on our future financial position and results of operations. For instance, in July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). Under FIN 48 a company recognizes the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company measures the income tax benefits from the tax positions that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. We adopted FIN 48 effective January 1, 2007. See Note 10 to the Condensed Consolidated Financial Statements in Item 1 for further details.

        Additionally, in September 2007, the FASB exposed for comment a proposed FASB Staff Position (FSP) No. APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including partial cash settlement) ("FSP APB14-a"). This proposed FSP would change the accounting for certain convertible debt instruments. Under the proposed new rules, for convertible debt instruments that may be settled entirely or partially in cash upon conversion, an entity should separately account for the liability and equity components of the instrument in a manner that reflects the issuer's economic interest cost. The effect of the proposed new rules is that the equity component would be included in the paid-in-capital portion of stockholders' equity on our balance sheet and the value of the equity component would be treated as an original issue discount for purposes of accounting for the debt component. As currently proposed, FSP APB 14-a will be effective for financial statements issued for fiscal years beginning after December 15, 2007, and will be applied retrospectively to all periods presented. If adopted as proposed, these changes would be reflected in our financial statements beginning with the first quarter of 2008. We are currently evaluating the impact of the proposed change on our financial statements. We believe that the change, if adopted as proposed, would reduce the carrying value of our convertible debt, including the notes in this prospectus, and increase our non-cash interest expense.

Our effective tax rate may vary significantly.

        Our operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions. Significant estimates and judgments are required in determining our worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of our tax liability may be uncertain as a result.

        Certain jurisdictions have lower tax rates, and the amount of earnings in these jurisdictions may fluctuate. If we do not have profitable operations in these jurisdictions, our tax rate could be adversely impacted. Changes in tax laws and regulatory requirements in the countries in which we operate could have a material impact on our tax provision. To the extent that we are unable to continue to reinvest a substantial portion of our profits in our foreign operations, we may be subject to additional effective income tax rate increases in the future. Tax authorities may challenge the allocation of profits between our subsidiaries and we may not prevail in any such challenge. If we were not to prevail, we could be subject to higher tax rates or double tax.

        We rely on our ability to project future taxable income to assess the likelihood that our net deferred tax asset will be realized. To the extent we believe that realization is not more likely than not, we establish a valuation allowance. Significant estimates are required in determining any valuation allowance to be recorded against our net deferred tax assets. Changes in the amount of valuation allowance required may adversely impact our financial results of operations.

        Other factors that could affect our effective tax rate include levels of research and development spending and nondeductible expenses such as stock based compensation or merger related expenditures.

Our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions.

        We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions. Our success will depend upon their demand for and use of our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected GeneChip® array and reagent sales. These reductions and delays may result from factors that are not within our control, such as:

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  changes in economic conditions;

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  changes in government programs that provide funding to companies and research institutions;

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  changes in the regulatory environment affecting life sciences companies and life sciences research;

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  market-driven pressures on companies to consolidate and reduce costs; and

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  other factors affecting research and development spending.

Our success in penetrating emerging market opportunities in molecular diagnostics depends on the efforts of our partners and the ability of our GeneChip® technologies to be used in clinical applications for diagnosing and enabling informed disease management options in the treatment of disease.

        The clinical applications of GeneChip® technologies for diagnosing and enabling informed disease management options in the treatment of disease is an emerging market opportunity in molecular diagnostics that seeks to improve the effectiveness of health care by collecting information about DNA variation and RNA expression in patients at various times from diagnosis through prognosis and on to the end of therapy. However, there can be no assurances that molecular diagnostic markets will develop as quickly as we expect or reach what we believe is their full potential. Although we believe that there will be clinical applications of our GeneChip® technologies that will be utilized for diagnosing and enabling informed disease management options in the treatment of disease, there can be no certainty of the technical or commercial success our technologies will achieve in such markets.

        The molecular diagnostics market is relatively new for us and presents us with new risks and uncertainties. Our success in this area depends to a large extent on our collaborative relationships and the ability of our collaborative partners to successfully market and sell products using our GeneChip® technologies. As a result, we are also dependent on the ability of our collaborative partners to achieve regulatory approval for such products in the United States and in overseas markets. Although Roche received FDA approval of the first diagnostic genotyping test for use with our GeneChip® System 3000Dx in late 2004, there can be no assurance that other products using our GeneChip® technologies will achieve needed approvals.

We may not successfully obtain regulatory approval of any diagnostic or other product or service that we or our collaborative partners develop.

        The FDA must approve certain in-vitro diagnostic products before they can be marketed in the U.S. Certain in-vitro diagnostic products must also be approved by the regulatory agencies of foreign governments or jurisdictions before the product can be sold outside the U.S. Commercialization of our and our collaborative partners' in-vitro diagnostic products outside of the research environment that may depend upon successful completion of clinical trials. Clinical development is a long, expensive and uncertain process and we do not know whether we, or any of our collaborative partners, will be permitted to undertake clinical trials of any potential in-vitro diagnostic products. It may take us or our collaborative partners many years to complete any such testing, and failure can occur at any stage. Delays or rejections of potential products may be encountered based on changes in regulatory policy for product approval during the period of product development and regulatory agency review. Moreover, if and when our projects reach clinical trials, we or our collaborative partners may decide to discontinue development of any or all of these projects at any time for commercial, scientific or other reasons. Any of the foregoing matters could have a material adverse effect on our business, financial condition and results of operations.

        Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such restrictions may materially and adversely affect our business, financial condition and results of operations.

        Medical device laws and regulations are also in effect in many countries, ranging from comprehensive device approval requirements to requests for product data or certifications. The number and scope of these requirements are increasing. We may not be able to obtain regulatory approvals in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export by us of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA or other export restrictions.

        Our diagnostic clinical laboratory is subject to extensive federal and state regulation including the requirements of the Clinical Laboratory Improvement Act of 1988 (CLIA). CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by requiring all laboratories to meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. There can be no assurance that regulations under and future administrative interpretations of CLIA will not have an adverse impact on the potential market for our diagnostic clinical laboratory.

Healthcare reform and restrictions on reimbursements may limit our returns on molecular diagnostic products that we may develop with our collaborators.

        We are currently developing diagnostic and therapeutic products with our collaborators. The ability of our collaborators to commercialize such products may depend, in part, on the extent to which reimbursement for the cost of these products will be available under U.S. and foreign regulations that govern reimbursement for clinical testing services by government authorities, private health insurers and other organizations. In the U.S., third-party payor price resistance, the trend towards managed health care and legislative proposals to reform health care or reduce government insurance programs could reduce prices for health care products and services, adversely affect the profits of our customers and collaborative partners and reduce our future royalties.

We depend on a limited number of suppliers and we will be unable to manufacture our products if shipments from these suppliers are delayed or interrupted.

        We depend on our vendors to provide components of our products in required volumes, at appropriate quality and reliability levels, and in compliance with regulatory requirements. Key parts of the GeneChip® product line are currently available only from a single source or limited sources. In addition, components of our manufacturing equipment and certain raw materials used in the synthesis of probe arrays are available from limited sources. If supplies from these vendors were delayed or interrupted for any reason, we would not be able to get manufacturing equipment, produce probe arrays, or sell scanners or other components for our GeneChip® products in a timely fashion or in sufficient quantities or under acceptable terms. Furthermore, our business is dependent on our ability to forecast the needs for components and products in the GeneChip® product line and our suppliers' ability to deliver such components and products in time to meet critical manufacturing and product release schedules. Our business could be adversely affected, for example, if suppliers fail to meet product release schedules, if we experience supply constraints, if we fail to negotiate favorable pricing or if we experience any other interruption or delay in the supply chain which interferes with our ability to manufacture our products or manage our inventory levels.

Our success will require that we establish a strong intellectual property position and that we can defend ourselves against intellectual property claims from others.

        Maintaining a strong patent position is critical to our business. Litigation on these matters has been prevalent in our industry and we expect that this will continue. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection is highly uncertain, so we cannot assure you that the patent rights that we have or may obtain will be valuable. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, we will have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot assure you that any such patent applications will not have priority over our patent applications. Also, our intellectual property may be subject to significant administrative and litigation proceedings such as opposition proceedings against our patents in Europe, Japan and other jurisdictions. Because of the size and breadth of our patent portfolio we may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities.

        If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations. Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. In addition, we have incurred and may in future periods incur substantial costs in litigation to defend against patent suits brought by third parties. For example, we currently are engaged in litigation regarding intellectual property rights with Enzo Life Sciences, Inc. For additional information concerning intellectual property litigation and administrative proceedings, see "Part II, Item 1, Legal Proceedings" of our quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed on November 8, 2007.

        In addition to patent protection, we also rely upon copyright and trade secret protection for our confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for our copyrights, trade secrets or other proprietary information. In addition, there can be no assurance that trade secrets and other proprietary information will not be disclosed, or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our trade secrets and other proprietary information. There can also be no assurance that we will be able to effectively protect our copyrights, trade secrets or other proprietary information. If we cannot obtain, maintain or enforce intellectual property rights, our competitors may be able to offer probe array systems similar to our GeneChip® technology.

        Our success also depends in part on us neither infringing patents or other proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. We are aware of third-party patents that may relate to our technology, including reagents used in probe array synthesis and in probe array assays, probe array scanners, synthesis techniques, polynucleotide amplification techniques, assays, and probe arrays. We routinely receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. There can be no assurance that we will not infringe on these patents or other patents or proprietary rights or that we would be able to obtain a license to such patents or proprietary rights on commercially acceptable terms, if at all.

If we are unable to maintain our relationships with collaborative partners, we may have difficulty developing and selling our products and services.

        We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain collaborative relationships with key companies as well as with key academic researchers. Currently, our significant collaborative partners include Qiagen GmBH for sample preparation and purification systems, Invitrogen Corporation for reagents, Ingenuity Systems, Inc., Partek Incorporated and PA Consulting, Inc. for analytical software. We collaborate with both Beckman Coulter Inc. and Caliper Life Sciences in the development of automation for GeneChip® technology applications for use in drug discovery, drug development and clinical research. Roche, bioMérieux, Veridex and Sysmex Corp. are collaborative partners in the development of chip products for medical diagnostic and applied testing markets. Relying on these or other collaborative relationships is risky to our future success because:

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  our partners may develop technologies or components competitive with our GeneChip® products;

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  our existing collaborations may preclude us from entering into additional future arrangements;

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  our partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

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  some of our agreements may terminate prematurely due to disagreements between us and our partners;

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  our partners may not devote sufficient resources to the development and sale of our products;

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  our partners may be unable to provide the resources required for us to progress in the collaboration on a timely basis;

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  our collaborations may be unsuccessful; or

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  some of our agreements have expired and we may not be able to negotiate future collaborative arrangements on acceptable terms.

The size and structure of our current sales, marketing and technical support organizations may limit our ability to sell our products.

        Although we have invested significant resources to expand our direct sales force and our technical and support staff, we may not be able to establish a sufficiently sized global sales, marketing or technical support organization to sell, market or support our products globally. To assist our sales and support activities, we have entered into distribution agreements through certain distributors, principally in markets outside of North America and Europe. These and other third parties on whom we rely for sales, marketing and technical support in these geographic areas may decide to develop and sell competitive products or otherwise become our competitors, which could harm our business.

Due to the international nature of our business, political or economic changes or other factors could harm our business.

        A significant amount of our revenue is currently generated from sales outside the United States. Though such transactions are denominated in both U.S. dollars and foreign currencies, our future revenue, gross margin, expenses and financial condition are still affected by such factors as changes in foreign currency exchange rates; unexpected changes in, or impositions of, legislative or regulatory requirements, including export and trade barriers and taxes; longer payment cycles and greater difficulty in accounts receivable collection. We are also subject to general geopolitical risks in connection with international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. We cannot assure investors that one or more of the foregoing factors will not have a material adverse effect on our business, financial condition and operating results or require us to modify our current business practices.

We may be exposed to liability due to product defects.

        The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products. We may seek to acquire additional insurance for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could have a serious adverse effect on our business, financial condition and results of operations.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

        Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic products, which could have a material adverse effect on our business, financial condition and results of operations.

Our strategic equity investments may result in losses.

        We periodically make strategic equity investments in various publicly traded and non-publicly traded companies with businesses or technologies that may complement our business. The market values of these strategic equity investments may fluctuate due to market conditions and other conditions over which we have no control. Other than temporary declines in the market price and valuations of the securities that we hold in other companies will require us to record losses relative to our ownership interest. This could result in future charges on our earnings and as a result, it is uncertain whether or not we will realize any long term benefits associated with these strategic investments.

Future acquisitions may disrupt our business and distract our management.

        We have previously engaged in acquisitions, including our acquisition of ParAllele BioScience, Inc. in 2005, and from time to time in the ordinary course of business we evaluate and have discussions concerning potential future acquisitions of businesses, products or technologies that we believe to be complementary. While we have no current understandings, commitments or agreements to do so, we may determine to proceed with acquisition candidates that we are evaluating now or in the future. We may not be able to successfully integrate an acquired business into our existing business or an acquired product into our existing product offerings in a timely and non-disruptive manner, or at all, and we could fail to commercialize an acquired technology. Furthermore, an acquisition may not produce the revenues, cost savings, earnings or business synergies that we anticipate. Our due diligence process could fail to identify problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues with the associated intellectual property, product quality or accounting practices. Other challenges could include unanticipated incompatibility of corporate and administrative infrastructures, an inability to retain key employees, including key scientists, the diversion of management's attention from ongoing business concerns, and the potential adverse reaction of customers or other business partners to an acquisition or resulting changes to the combined company's product and services offerings. Pre-existing liabilities that we assume in connection with an acquisition could be materially larger than we anticipate. We may face litigation or other claims in connection with an acquisition, or we may inherit claims or litigation risk as a result of an acquisition. If a past or future acquisition fails to meet our expectations, we may need to recognize a goodwill impairment charge. The occurrence of any of the foregoing events or circumstances could have a material adverse effect on our business, financial condition and results of operations.

        To the extent we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders would be diluted. Our issuance of stock options to acquired company employees could cause our stock-based compensation charges to increase materially. Future acquisitions could involve our use of a material portion of our existing cash balance and could limit other potential uses of our cash. If we incur indebtedness in connection with future acquisitions, we may significantly increase our interest expense, leverage and debt service requirements.

The matters relating to our internal review of our historical stock option granting practices and the restatement of our consolidated financial statements may have a material adverse effect on us.

        During 2006, we conducted an internal review, performed under the direction of our Audit Committee of the Board of Directors, of our historical stock option granting practices from January 1, 1997 through May 31, 2006. As a result of this review, we restated our consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 to record additional non-cash stock-based compensation expense and the related tax impact resulting from stock options granted during fiscal years 1997 to 1999. We have been, and may in the future be, subject to litigation or other proceedings or actions arising in relation to our historical stock option granting practices and the restatement of our prior period financial statements. For example, three purported derivative lawsuits have been filed against us and several of our current and former officers and directors alleging that the defendants breached their fiduciary duty by backdating stock option grants, as well as violations of federal securities laws in connection with the dissemination of our financial and proxy statements, violations of Generally Accepted Accounting Principles, violations of Section 162(m) of the Internal Revenue Code and violations of state law including violation of the California Corporations Code. In addition, we have received notice from the Securities and Exchange Commission that it is conducting an informal inquiry into our stock option practices. Litigation and any potential regulatory proceeding or action may be time consuming, expensive and distracting from the conduct of our business. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on our business, financial condition and results of operations.

Anti-takeover defenses in our governing documents and certain provisions under Delaware law could prevent an acquisition of our company or limit the price that investors might be willing to pay for our common stock.

        Our governing documents and certain provisions of the Delaware General Corporation Law that apply to us could make it difficult for another company to acquire control of our company. For example:

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  Our Certificate of Incorporation allows our board of directors to issue, at any time and without stockholder approval, preferred stock with such terms as it may determine. No shares of preferred stock are currently outstanding. However, the rights of holders of any of our preferred stock that may be issued in the future may be superior to the rights of holders of our common stock.

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  We have a rights plan, commonly known as a "poison pill," which would make it difficult for someone to acquire our company without the approval of our board of directors.

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  Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with a person owning 15% or more of its voting stock, or who is affiliated with the corporation and owned 15% or more of its voting stock at any time within three years prior to the proposed business combination, for a period of three years from the date the person became a 15% owner, unless specified conditions are met.

        All or any one of these factors could limit the price that certain investors would be willing to pay for shares of our common stock and could delay, prevent or allow our board of directors to resist an acquisition of our company, even if the proposed transaction was favored by a majority of our independent stockholders.

Risks Related to the Notes and Our Common Stock.

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and prevent us from fulfilling our obligations under the notes.

        Upon completion of this offering, we will have a substantial level of debt. As of September 30, 2007, after giving effect to the issuance and sale of the notes (assuming no exercise of the underwriter's over-allotment option to purchase additional notes), we would have had $370.0 million of senior indebtedness outstanding, no subordinated indebtedness outstanding and no secured indebtedness outstanding. The level of our indebtedness, among other things, could:

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  make it difficult for us to make payments on our debt as described below;

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  make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

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  limit our flexibility in planning for or reacting to changes in our business;

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  reduce funds available for use in our operations;

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  impair our ability to incur additional debt because of financial and other restrictive covenants;

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  make us more vulnerable in the event of a downturn in our business; or

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  place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

        If we experience a decline in revenues due to any of the factors described in this "Risk Factors" section or otherwise, we could have difficulty making required payments on our indebtedness. Holders of the notes may require us to repurchase all or a portion of the notes on January 15, 2013, 2018 and 2028 and holders of our 2033 notes may require us to repurchase all or a portion of their 2033 notes on December 15, 2008, 2013, 2018, 2023 and 2028, in each case at 100% of the principal amount thereof. As of September 30, 2007, the aggregate principal amount of the outstanding 2033 notes was $120.0 million. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, including the notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

The notes are unsecured and rank equally with all existing and future senior indebtedness and are effectively subordinated to all existing and future secured indebtedness and liabilities of our subsidiaries.

        The notes are unsecured and rank equally with all of our other existing and future senior indebtedness. The notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against assets securing such debt in order to receive payment in full before those assets may be used to pay holders of the notes. As of September 30, 2007, we had $120.0 million of senior indebtedness outstanding and no subordinated indebtedness outstanding.

        Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors, including trade creditors. In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. As of September 30, 2007, our subsidiaries had $0.4 million of indebtedness and other long-term liabilities (excluding intercompany items) outstanding and held approximately 11.3% of our total consolidated assets.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness, including senior indebtedness or secured debt. In addition, the limited covenants applicable to the notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indenture does not afford protection to holders of the notes in the event of a fundamental change except to the extent described under "Description of Notes—Repurchase of the notes at the option of holders upon a fundamental change" and "—Adjustment to shares delivered upon conversion in connection with a fundamental change."

We may be unable to repay or repurchase the notes or our other indebtedness.

        You may require us to repurchase all or a portion of the notes on January 15, 2013, 2018 and 2028. At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a fundamental change, as defined under "Description of Notes—Repurchase of the notes at the option of holders upon a fundamental change," occurs, you may require us to repurchase all or a portion of your notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the notes. If we are prohibited from repaying or repurchasing the notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the notes. Any such failure would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness, including our 2033 notes.

An active public market may not develop for the notes.

        The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. The underwriter has advised us that it currently intends to make a market in the notes; however, it is not obligated to do so and may discontinue this market-making activity at any time without notice. In addition, market making activity by the underwriter will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly. In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities of, or the financial performance or prospects of, similar companies.

The market price of our common stock has been volatile.

        The market price of our common stock is volatile. During the twelve-month period ending on September 30, 2007, the volume of our common stock traded on any given day ranged from 179,200 to 7,694,100 shares. Moreover, during that period, our common stock traded as low as $20.27 per share and as high as $31.95 per share.

        Furthermore, volatility in the stock price of other companies has often led to securities class action litigation against those companies. Any future securities litigation against us could result in substantial costs and divert management's attention and resources, which could seriously harm our business, financial condition and results of operations.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the common stock issuable upon conversion of the notes when desired or at attractive prices.

        The market price of the notes is expected to be affected significantly by the market price of our common stock. The market price of our common stock is subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our common stock and the notes. In addition, stock markets in recent years have experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the notes. In addition, because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, a decline in our common stock price may cause the value of the notes to decline. Holders who receive common stock upon conversion of the notes also will be subject to the risk of volatility and depressed prices of our common stock. Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. As of September 30, 2007, there were 3.8 million shares of common stock issuable upon the exercise of vested options outstanding at a weighted average exercise price of $31.75 per share. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage activity could, in turn, affect the market price of the notes. The indenture does not restrict our ability to issue additional shares of common stock or other securities convertible into or exchangeable for our common stock. We have used and may continue to use our common stock or securities convertible into or exchangeable for our common stock to acquire technology, product rights or businesses, or for other purposes.

Conversion of the notes will dilute the ownership interests of existing stockholders.

        The conversion of some or all of the notes will dilute the ownership interest of our existing stockholders, including former holders of notes who have previously converted their notes into common stock. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes.

        We have not requested a rating of the notes from any rating agency and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights on our common stock if and when we deliver shares of our common stock upon conversion for their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder's conversion of notes, the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or rights of our common stock that result from such amendment.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights or warrants, certain distributions of securities, indebtedness or assets, cash dividends and certain tender offers as described under "Description of Notes—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash or as consideration in acquisitions, that may adversely affect the trading price of the notes or our common stock. An event may occur that adversely affects the value of the notes but does not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate holders for any lost value of their notes as a result of such transaction.

        If certain specified fundamental change transactions occur on or prior to January 20, 2013, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described under "Description of Notes—Adjustment to shares delivered upon conversion in connection with a fundamental change." The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate holders for any lost value of their notes as a result of such transaction. Furthermore, you will not receive the additional shares issuable as a result of the increase in the conversion rate until after the effective date of the specified fundamental change, which could be a significant period of time after you have tendered your notes for conversion. In addition, if the price of our common stock in the transaction is greater than $            per share or less than $            per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the conversion rate, as a result of a fundamental change, exceed            per $1,000 principal amount of notes, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction, subject to adjustments in the same manner as the conversion rate as set forth under "Description of Notes—Conversion rate adjustments."

        Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, subject to certain exceptions, holders will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of such net proceeds, including for any of the purposes described in "Use of Proceeds." The failure by our management to apply these funds effectively could harm our business, and our stock price, and consequently the trading value of the notes, could drop if the market does not view our use of these proceeds favorably. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

        Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if holders own a book-entry interest, they will be permitted to act only to the extent they have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that procedures implemented for the granting of such proxies will be sufficient to enable them to vote on any requested actions on a timely basis.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though they do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received, for U.S. federal income tax purposes, a distribution that will be treated as a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Certain U.S. Federal Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See "Certain U.S. Federal Tax Considerations."

        If certain fundamental change transactions occur on or prior to January 20, 2013, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Certain U.S. Federal Tax Considerations."

USE OF PROCEEDS

        We estimate that the proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $244.5 million. If the underwriter exercises in full its over-allotment option to acquire additional notes, we estimate that our net proceeds from this offering will be approximately $281.2 million.

        We intend to use the net proceeds from the sale of the notes for working capital and general corporate purposes, which may include funding our operations, capital expenditures, potential acquisitions and repurchases or redemptions of all or a portion of our 0.75% Senior Convertible Notes due 2033, which we refer to as our 2033 notes. In the ordinary course of business, we routinely evaluate and have discussions regarding potential acquisitions of businesses, services or technologies we believe to be of strategic importance. We may determine to proceed with acquisition candidates that we are evaluating now or in the future but we have no current understandings, commitments or agreements to do so.

CAPITALIZATION

        The following table sets forth our unaudited capitalization as of September 30, 2007:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of the notes (assuming the underwriter's over-allotment option is not exercised).

        You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	September 30, 2007
(in thousands, except share data)
	Actual	As Adjusted
Long-term obligations:
Deferred revenue—long-term portion	$4,008	$4,008
Other long-term liabilities	11,209	11,209
0.75% Senior Convertible Notes Due 2033	120,000	120,000
% Senior Convertible Notes Due 2038	—	250,000

Total long-term obligations	135,217	385,217

Stockholders' equity:
Common stock, $0.01 par value, 200,000,000 shares authorized; 68,958,061 shares issued and outstanding, actual and as adjusted	689	689
Additional paid-in capital	694,546	694,546
Accumulated other comprehensive loss	74	74
Accumulated deficit	(121,248)	(121,248)

Total stockholders' equity	574,061	574,061

Total capitalization (total long-term obligations plus total stockholders' equity)	$709,278	$959,278

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "AFFX." The following table sets forth on a per share basis the low and high closing sale prices of our common stock as reported by the NASDAQ Global Select Market since January 1, 2005.

	High	Low
Fiscal 2005:
First Fiscal Quarter	$44.83	$33.94
Second Fiscal Quarter	54.16	42.30
Third Fiscal Quarter	59.25	42.05
Fourth Fiscal Quarter	52.37	42.35
Fiscal 2006:
First Fiscal Quarter	$47.62	$30.31
Second Fiscal Quarter	34.90	25.60
Third Fiscal Quarter	26.03	18.81
Fourth Fiscal Quarter	27.03	20.54
Fiscal 2007:
First Fiscal Quarter	$30.07	$21.72
Second Fiscal Quarter	31.60	24.21
Third Fiscal Quarter	28.53	22.34
Fourth Fiscal Quarter (through November 2, 2007)	27.88	24.69

        As of November 2, 2007, we had 69,031,982 shares of our common stock issued and outstanding held by approximately 399 registered holders, one of which is Cede & Co., a nominee for Depositary Trust Company ("DTC"). All of the shares of common stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC and therefore are considered to be held of record by Cede & Co. as one stockholder.

        No dividends have been paid on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying dividends on our common stock in the foreseeable future.

        During the nine months ended September 30, 2007, we did not issue or sell any unregistered securities.

DESCRIPTION OF NOTES

        We will issue the notes under an indenture to be dated as of the closing date of this offering, which we refer to as the indenture, between us and The Bank of New York Trust Company, N.A., as trustee, which we refer to as the trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

        This description of notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

        For purposes of this description, references to "the Company," "Affymetrix," "we," "our" and "us" refer only to Affymetrix, Inc. and not to any of its subsidiaries.

General

The notes:

  •
  are our general unsecured senior obligations;

  •
  are initially limited to an aggregate principal amount of $250,000,000 ($287,500,000 if the underwriter exercises in full its over-allotment option to purchase additional notes);

  •
  mature on January 15, 2038, unless earlier converted, repurchased or redeemed;

  •
  will accrue interest at a rate of    % per year payable in cash on each January 15 and July 15, beginning on July 15, 2008, to record holders at the close of business on the preceding January 1 and July 1, respectively, except as set forth under "—Interest";

  •
  will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see "—Global notes, book-entry form");

  •
  rank equally in right of payment to any of our existing or future unsecured senior indebtedness;

  •
  are redeemable by us for cash, at our option, in whole or in part beginning on January 15, 2013 (see "—Optional redemption"); and

  •
  are subject to repurchase by us at the option of the holders on January 15, 2013, January 15, 2018 and January 15, 2028 or upon a fundamental change (as defined below).

        Holders of the notes will have the right, at their option, at any time prior to the close of business on January 14, 2038, to convert their notes into shares of our common stock at an initial conversion rate of                        shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate is subject to adjustment if certain events occur.

        The registered holder of a note will be treated as the owner of it for all purposes, including, without limitation, for purposes of determining to whom we will send any notice required to be sent to holders of the notes pursuant to the indenture.

        The indenture does not limit the amount or kind of debt that may be incurred by us or any of our subsidiaries. Other than the provisions described under "—Adjustment to shares delivered upon conversion in connection with a fundamental change", "—Repurchase of the notes at the option of holders upon a fundamental change" and "—Consolidation, merger and sale of assets" below, the indenture does not contain any covenants or other provisions which may afford holders of the notes protection in the event of a highly leveraged transaction involving us. We may not reissue a note that has matured or been converted, repurchased by us at the option of a holder, redeemed or otherwise canceled.

Payments on the notes; paying agent and registrar

        We will pay principal and interest on the notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

        We will pay principal and interest on notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Interest

        The notes will accrue interest at a rate of    % per year from the date of issuance. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2008, to record holders at the close of business on the preceding January 1 and July 1, respectively, except:

  •
  interest payable upon redemption or repurchase upon a fundamental change will be paid to the person to whom principal is payable, unless the redemption date or fundamental change repurchase date, as the case may be, is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest shall be paid to the record holder on the relevant record date; and

  •
  with respect to any notes converted into common stock, as otherwise set forth under "Conversion rights."

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Transfer and exchange

        You may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to exchange or register the transfer of:

  •
  any note or portion thereof selected for redemption;

  •
  any note or portion thereof surrendered for conversion; or

  •
  any note or portion thereof surrendered for repurchase but not withdrawn in connection with a repurchase date.

Ranking

        The notes will be our general unsecured obligations and will rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future debt that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

        As of September 30, 2007, after giving effect to the issuance and sale of the notes (assuming no exercise of the underwriter's over-allotment option), we had $370.0 million of senior indebtedness outstanding, no subordinated indebtedness outstanding and no secured indebtedness outstanding. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 2007, our subsidiaries had $0.4 million of outstanding indebtedness and other long-term liabilities (excluding intercompany liabilities). In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

Optional redemption

        No sinking fund is provided for the notes. Prior to January 15, 2013, the notes will not be redeemable. Beginning January 15, 2013, we may redeem at any time for cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to but excluding the redemption date (unless the redemption date is after a regular record date and on or prior to the interest payment date to which it relates, in which case we will pay accrued and unpaid interest on such interest payment date to the holder of record on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed).

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

        If the trustee selects a portion of your note for redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period of 15 days before the redemption date; or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion rights

General

        Holders may convert each of their notes (or portion thereof) into shares of our common stock at an initial conversion rate of                        shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock) at any time prior to the close of business on January 14, 2038. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, except as provided in the next paragraph. Instead, upon conversion, we will deliver to you a fixed number of shares of our common stock and a cash payment to account for any fractional shares. Any cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock upon conversion of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest. The trustee will initially act as the conversion agent.

        Notwithstanding the preceding paragraph, if notes are converted after a regular record date but prior to the interest payment date to which that record date relates, holders of such notes at the close of business on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period after any regular record date and prior to the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

  •
  for conversions following the record date immediately preceding the maturity date;

  •
  if we have specified a redemption date or fundamental change repurchase date that is after a regular record date and on or prior to the immediately following interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

        If a holder wishes to exercise its conversion right, the holder must deliver a conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

        If a holder has already delivered a repurchase notice as described under either "—Repurchase of the notes at the option of the holder" or "—Repurchase of the notes by us at the option of holders upon a fundamental change" with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Conversion rate adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

        (1)   If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	OS' OS0

where,

CR0	=	the conversion rate in effect immediately prior to such event;
CR'	=	the conversion rate in effect immediately after such event;
OS0	=	the number of shares of our common stock outstanding immediately prior to such event; and
OS'	=	the number of shares of our common stock outstanding immediately after such event.

        (2)   If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock at a price per share or a conversion price per share less than the last reported sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR' = CR0 ×	OS0 + X OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such event;
CR'	=	the conversion rate in effect on and immediately after the ex-dividend date for such event;
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such event;
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

        (3)   If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

  •
  dividends or distributions in cash referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	SP0 SP0 - FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR'	=	the conversion rate in effect on and immediately after the ex-dividend date for such distribution;
SP0	=
the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=
the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

        (4)   If we make cash distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR' = CR0 ×	SP0 SP0 - C

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR'	=	the conversion rate in effect on and immediately after the ex-dividend date for such distribution;
SP0	=
the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date of such distribution; and
C	=	the amount in cash per share we distribute to holders of our common stock.

        (5)   If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the date such tender offer expires, the conversion rate will be increased based on the following formula:

CR' = CR0 ×	AC + (SP' × OS') OS0 × SP'

where,

CR0	=	the conversion rate in effect immediately prior to the effective date of the adjustment;
CR'	=	the conversion rate in effect on and immediately after the effective date of the adjustment;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid for shares purchased in such tender offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer expires;
OS'	=	the number of shares of our common stock outstanding immediately after the date such tender offer expires (after giving effect to the purchase of shares in such tender offer);
SP'	=	the average of the last reported sale prices of our common stock over the ten consecutive trading day period commencing on the trading day next succeeding the date such tender offer expires.

        The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender offer expires; provided that in respect of any conversion within ten trading days immediately following, and including, the expiration date of any tender offer, references with respect to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender offer and the conversion date in determining the applicable conversion rate.

        If however, the application of any of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made, other than as a result of a stock combination as set forth in clause (1).

        If the rights provided for in our rights agreement dated as of October 15, 1998, as amended on February 7, 2000, have separated from our common stock in accordance with the provisions of the rights agreement, so that the holders of the notes would not be entitled to receive any rights in respect of the common stock issuable upon conversion of the notes, the conversion rate will be adjusted as provided in clause (3) above (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights that would have attached to such shares of common stock if the rights had not become separated from the common stock under our rights agreement. See "Description of Capital Stock—Rights Agreement." To the extent that we adopt any future rights plan, upon conversion of the notes into our common stock you will receive, in addition to the common stock, the rights under the future rights plan whether or not the rights have separated from the common stock at the time of conversion and no adjustment to the conversion rate shall be made in accordance with clause (3) above.

        Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of:

  •
  any reclassification of our common stock, or

  •
  a consolidation, merger or combination involving us, or

  •
  a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

        Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See "Certain United States Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section and below under "—Adjustment to shares delivered upon conversion in connection with a fundamental change", we will not adjust the conversion rate.

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        "Trading day" means a day during which trading in securities generally occurs on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted or, if our common stock is not listed, admitted for trading or quoted, any business day.

Adjustment to shares delivered upon conversion in connection with a fundamental change

        We must give notice of each fundamental change described under clause (1) or (2) of the definition thereof as set forth under "—Repurchase of the notes at the option of holders upon a fundamental change" to all record holders on the date that is 10 scheduled trading days prior to the anticipated effective date of the transaction (or, in the case of a fundamental change pursuant to clause (1) of the definition thereof, the later of the date that is 10 scheduled trading days prior to the anticipated effective date of the transaction and the date that is the fifth business day following our receipt of notice of such transaction). Such notice shall be provided to all holders of the notes and the trustee and shall state, among other things, the anticipated number of additional shares (as defined below). Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

        If you elect to convert your notes at any time beginning on the date on which we give the notice described in the foregoing paragraph and ending on and including the 10th trading day following the effective date (as defined below) of such fundamental change (or ending on the applicable fundamental change repurchase date, if later), the conversion rate in respect of the notes so converted will be increased by an additional number of shares of common stock (the "additional shares") as described below.

        The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the fundamental change. The additional shares will be issued after the later to occur of (1) the fifteenth trading day following the effective date of the applicable fundamental change and (2) the fifth trading day following the relevant date of conversion. Such increase in the conversion rate shall not take place if such fundamental change is not consummated.

        The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

        The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$
November , 2007
January 15, 2009
January 15, 2010
January 15, 2011
January 15, 2012
January 20, 2013
After January 20, 2013

        The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case:

  •
  if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

  •
  if the stock price is greater than $            per share (subject to adjustment), no additional shares will be added to the conversion rate; and

  •
  if the stock price is less than $    per share (subject to adjustment), no additional shares will be added to the conversion rate.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed            per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

        Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of notes by us at the option of the holder

        Holders have the right to require us to repurchase the notes for cash on January 15, 2013, January 15, 2018 and January 15, 2028, each of which we refer to as a repurchase date. We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 30 business days prior to the relevant repurchase date until the close of business on the business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to additional conditions as described in the indenture. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk factors" under the caption "We may be unable to repay or repurchase the notes or our other indebtedness."

        The repurchase price will be paid in cash and will equal 100% of the principal amount of the notes to be repurchased. We will pay accrued and unpaid interest to, but excluding, the repurchase date on each interest payment date that is a repurchase date to the record holder on the relevant record date.

        On or before the 30th business day prior to each repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things, the procedures that holders must follow to require us to repurchase their notes. Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

        A notice electing to require us to repurchase your notes must state:

  •
  if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of notes to be repurchased, in integral multiples of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue (regardless of whether book-entry transfer of the notes is made or the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

        Our ability to repurchase notes may be limited by the terms of our then existing borrowing or financial agreements.

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the repurchase price of the notes.

        In connection with any repurchase offer, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

Repurchase of the notes at the option of holders upon a fundamental change

        If a fundamental change (as defined below in this section) occurs at any time prior to December 15, 2038, you will have the right, at your option, to require us to repurchase for cash all or any portion of your notes that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay (the "fundamental change repurchase price") is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case we will pay accrued and unpaid interest on such interest payment date to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The fundamental change repurchase date will be a business day specified by us that is no earlier than the 25th day and no later than the 35th day following the date of our fundamental change notice as described below.

        A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

  (1)
  (A) a "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity and (B) a schedule, report or form is filed with the SEC disclosing such beneficial ownership or we otherwise become aware of such beneficial ownership notwithstanding the failure of such person or group to make any filing with the SEC;

  (2)
  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any such transaction in which the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not constitute a fundamental change;

  (3)
  continuing directors cease to constitute at least a majority of our board of directors (or, if applicable, a successor person to us);

  (4)
  our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

  (5)
  our common stock (or other common stock or depositary receipts into which the notes are then convertible) ceases to be listed or quoted on the NASDAQ Global Select Market or another U.S. national securities exchange.

        Notwithstanding the foregoing, a transaction as described in clause (2) above will be deemed not to be a fundamental change for all purposes of the indenture (including for the purpose of determining if an adjustment to the conversion rate is required) if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of dissenters' or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change, consists of shares of common stock or depositary receipts traded on the NASDAQ Global Select Market or another U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of dissenters' or appraisal rights.

        "Continuing director" means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

        On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing the fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change repurchase price;

  •
  the fundamental change repurchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and, if applicable, any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

        We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes and the right of the holder of record on the preceding record date to receive accrued and unpaid interest, if applicable).

        In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        The term fundamental change is limited to specified events and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale or lease of substantially all of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price in cash. See "Risk factors" under the caption "We may be unable to repay or repurchase the notes or our other indebtedness." If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have incurred, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

        The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if other than us, is a person either (a) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (b) organized under the laws of a jurisdiction outside the United States and has common stock traded on a national securities exchange in the United States, and in either case such entity other than us expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon the consummation of any such transaction, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Affymetrix under the indenture.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

        Each of the following is an event of default:

  •
  default in the payment of interest on any note when due and payable and the default continues for a period of 30 days;

  •
  default in the payment of principal of any note when due and payable at its maturity, upon redemption, upon repurchase (including upon a fundamental change) or otherwise;

  •
  failure by us to comply with any of our other agreements contained in the notes or indenture for 90 days after written notice of such non-compliance has been received from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

  •
  default for 10 days in the performance of our conversion obligation upon exercise of a holder's conversion rights;

  •
  default by us or our subsidiaries in the payment of the principal or interest on any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced any, debt for money borrowed in excess of $50.0 million in the aggregate of ours and such subsidiaries (other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is non-recourse to us or to such subsidiaries), whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable prior to its stated maturity, and such acceleration shall not have been rescinded or annulled within 60 days after written notice has been received by us or such subsidiary from the trustee or by the trustee, us and such subsidiary by the holders of at least 25% in principal amount of the notes then outstanding;

  •
  our failure to give you notice of your right to require us to repurchase your notes upon a fundamental change; or

  •
  certain events involving our bankruptcy, insolvency or reorganization (the "bankruptcy provisions").

        If an event of default occurs and is continuing, the trustee by notice to us may, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee may request, and the trustee upon such request shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. Notwithstanding the previous sentence, in the case of an event of default arising under the bankruptcy provisions, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act" (the "reporting obligations") will for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate of 0.25% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations first occurs to but not including the 91st day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 91st day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 91st day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 91st day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. For the avoidance of doubt, the additional interest shall not begin accruing until we fail to comply with the reporting covenant for a period of 90 days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of notes then outstanding. In the event we do not elect to pay the additional interest in accordance with this paragraph, the notes will be subject to acceleration as provided above.

        In order to elect to pay the additional interest as the sole remedy during the first 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify the trustee and the paying agent of such election on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the notes will be subject to acceleration as provided above.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  •
  such holder has previously given the trustee notice that an event of default is continuing;

  •
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee an annual certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

        Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  •
  reduce the rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal amount of or change the maturity of the principal of any note;

  •
  make any change that impairs or adversely affects the conversion rights of any note;

  •
  reduce the redemption price, the repurchase price or fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  •
  modify the provisions with respect to the repurchase right of holders upon a fundamental change in a manner adverse to holders;

  •
  make any principal or interest on the note payable in money other than that stated in the note or other than in accordance with the provisions of the indenture;

  •
  impair the right of any holder to receive payment of principal of or interest on such holder's notes on or after the due dates therefor or impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change the ranking of the notes in a manner adverse to the holders of the notes;

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us by the indenture;

  •
  provide for a successor trustee with respect to the notes;

  •
  cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision;

  •
  add any additional events of default with respect to the notes;

  •
  secure the notes;

  •
  provide for or add guarantors;

  •
  maintain the qualification of the indenture under the Trust Indenture Act;

  •
  increase the conversion rate, provided that the increase is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the notes;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes; or

  •
  add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary and desirable and which would not reasonably be expected to adversely affect the interests of the holders of notes in any material respect.

Further issues

        We may from time to time, without notice to or the consent of the registered holders of the notes, issue, in an unlimited aggregate principal amount, additional notes under the indenture having the same terms as and ranking equally and ratably with the notes offered hereby in all respects, so that such additional notes shall form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes offered hereby. Such additional notes may have CUSIP numbers that are the same as or different from the notes offered hereby.

Form, denomination and registration

        The notes will be issued:

  •
  in fully registered form; and

  •
  in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Global notes, book-entry form

        The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        The global notes and beneficial interests in the global notes will be subject to certain restrictions on transfer in accordance with procedures established by DTC.

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "banking organization" within the meaning of the New York State banking law;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        Notes in registered physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC's procedures; or

  •
  certain other events provided in the indenture should occur.

Trustee

        The Bank of New York Trust Company, N.A., is the initial trustee, security registrar, paying agent and conversion agent.

Governing law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

        The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our restated certificate of incorporation and bylaws, copies of which are filed with the Securities and Exchange Commission.

Common Stock

        As of November 2, 2007, there were 69,031,982 shares of common stock outstanding.

        Voting.    The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are not authorized by our certificate of incorporation to cumulate votes for the election of directors. Directors are elected by a plurality of the votes cast, and except as otherwise required by law, all other matters are determined by affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting.

        Dividends.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

        Liquidation, Dissolution and Winding-up.    In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

        Preemptive Rights, Conversion and Redemption.    The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Undesignated preferred stock

        Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Affymetrix without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Our certificate of incorporation and related certificate of designation designate 1,634,522 shares of preferred stock as Series AA preferred stock and 100,000 share of preferred stock as Series B Junior Participating Preferred Stock.

Series AA preferred stock

        As of November 2, 2007, there were no shares of Series AA preferred stock outstanding.

        Voting.    The holders of our Series AA preferred stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock and shall be entitled to vote together with the holders of common stock. The holders of our Series AA preferred stock are entitled to one vote for each share of common stock into which such Series AA preferred stock is convertible.

        Dividends.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Series AA preferred stock are entitled to receive cash dividends prior and in preference to any declaration or payment of any dividend on our common stock, at the rate per share of $1.99 payable per annum, in two equal installments on June 30 and December 31 of each year. Such dividends are cumulative. In addition, holders of our Series AA preferred stock are entitled to receive an amount equal to any dividend paid on our common stock. Such dividends are not cumulative.

        Liquidation, Dissolution and Winding-up.    In the event of our liquidation, dissolution or winding-up, the holders of our Series AA preferred stock are entitled to receive, prior and in preference to any distribution of any of our assets to holders of our common stock, an amount per share equal to the sum of (i) $30.59 for each outstanding share of Series AA Preferred Stock, (ii) accrued and unpaid dividends and (iii) a per share amount equal to the difference obtained by subtracting (A) the product of 10% of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date upon which the first share of Series AA preferred stock was first issued and the denominator of which is 365 from (B) the annual per share dividend (the "Liquidation Preference").

        Conversion.    Each share of Series AA preferred stock is convertible, at the option of the holder, into common stock. In addition, the holders of a majority of our Series AA preferred stock may consent to the conversion of all Series AA preferred stock. In either such case, the initial conversion price is $39.77 per share, subject to adjustment.

        Redemption.    We may redeem the Series AA preferred stock at any time for cash in an amount equal to the Liquidation Preference set forth above. A majority of holders of our Series AA preferred stock may request that we redeem their shares for cash in an amount equal to $30.59 per share plus accrued and unpaid dividends.

        Preemptive Rights.    The Series AA preferred stock has no preemptive rights or other subscription rights.

Rights Agreement

        We have a rights agreement to protect our stockholders in the event of a proposed or actual acquisition of 15% or more of the outstanding shares of our common stock. Each share of our common stock carries a right to purchase one one-thousandth (1/1000) of a share of our Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $1,250 per one one-thousandth of a share, subject to adjustment. The rights are subject to redemption at the option of the board of directors at a price of $0.01 per right until the occurrence of certain events. The rights expire on February 7, 2010.

Anti-takeover effects of Delaware law

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  •
  the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.

        The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance notice of proposals and nominations

        Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors.

Limits on written consents

        Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.

Limits on special meetings

        Our bylaws provide that special meetings of stockholders may be called at the request of the board of directors, the chairman of the board of directors or our president.

Transfer agent and registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

NASDAQ listing

        Our common stock is listed on NASDAQ Global Select Market under the symbol "AFFX."

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences and certain estate tax consequences of the purchase, ownership and disposition or conversion of the notes and of common stock into which the notes may be converted, as of the date hereof. This discussion applies only to:

  •
  notes purchased by those initial holders who purchase notes in this offering at the "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

  •
  notes and common stock held as capital assets.

        In addition, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities;

  •
  persons holding notes as part of a hedge, "straddle," integrated transaction or similar transaction;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities;

  •
  persons subject to the alternative minimum tax; or

  •
  Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the company or persons that beneficially own more than 5% of the fair market value of the notes.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        No ruling has been or will be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Consequences To U.S. Holders

Notes

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        The term "U.S. Holder" also includes certain former citizens and residents of the United States.

  Payments of Interest

        It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

  Sale, Exchange or Retirement of the Notes

        Upon the sale, exchange or retirement of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under "Payments of Interest" above.

        A U.S. Holder's adjusted tax basis in a note will generally be equal to the amount paid for the note. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

  Conversion into Common Stock

        A U.S. Holder's conversion of a note solely into common stock and cash in lieu of fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis in the notes that is allocated to the fractional share) and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

        A U.S. Holder's tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder's tax basis in a fractional share will be determined by allocating the holder's tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. A U.S. Holder's tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

        The U.S. Holder's holding period for the common stock received will include the Holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

  Constructive Dividends

        The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder's interest in the company's assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder even though the holder does not receive any cash or property as a result of such adjustment.

        Adjustments to the conversion rate arising from a stock split or a stock dividend or made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution.

        If the company were to make a distribution of cash or property to stockholders (for example, a distribution of notes or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the U.S. Holders. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.

        In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of the company's common stock or holders of notes, if as a result of such failure the proportionate interest of the stockholders or the note holders (as the case may be) in the assets or earnings and profits of the company is increased.

        Any deemed distribution will be taxed in the same manner as an actual distribution. See "Taxation of Distributions" below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Common Stock Received in Exchange for a Note

  Taxation of Distributions

        Distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds the company's current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

  Sale or Other Disposition of Common Stock

        For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences To Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

  Payments on the Notes

        Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the company through stock ownership and is not a bank receiving certain types of interest; and

  •
  the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed immediately below.

        Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences To U.S. Holders" above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to the company a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

  Conversion into Common Stock

        A Non-U.S. Holder's conversion of a note into common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock and any stock received with respect to accrued interest will be subject to the rules for payments of interest described above under "—Payments on the notes."

  Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes or common stock, unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

  •
  the company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

        The company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences To U.S. Holders" above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax.

  Dividends

        As discussed under "Market for Our Common Stock and Dividends" above, the company does not currently expect to pay dividends. In the event that the company does pay dividends, dividends (including deemed dividends on the notes described above under "Tax Consequences To U.S. Holders—Constructive Dividends") paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

        In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

        The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

  Federal Estate Tax

        Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

  •
  subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

  •
  effectively connected to the conduct by the holder of a trade or business in the United States.

        Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement among us and J.P. Morgan Securities Inc., as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $250 million principal amount of notes.

        The underwriting agreement provides that the obligations of the underwriter to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement, which include that:

  •
  the representations and warranties made by us to the underwriter are true;

  •
  there is no material adverse change in our business; and

  •
  we deliver customary closing documents to the underwriter.

        The underwriter is committed to purchase all the notes if it purchases any of them, other than those covered by the over-allotment option described below.

        The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriter may offer the notes to selected dealers at the public offering price minus a concession of up to    % of the principal amount. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of its affiliates.

        The underwriter has an option to buy up to an additional $37.5 million aggregate principal amount of the notes solely to cover over-allotments. The underwriter has 30 days from the date of this prospectus to exercise this over-allotment option.

        We estimate that the total expenses of this offering payable by us, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $0.5 million.

        We have agreed that we will not for a period of 90 days after the date of this prospectus (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter, other than:

  •
  the notes to be sold in this offering;

  •
  any issuance of shares of common stock upon conversion of the notes; or

  •
  any shares of common stock, restricted stock units, stock options or other incentive awards issued under existing employee or director equity incentive plans or otherwise issued to new hires in the ordinary course or in connection with any merger or acquisition transaction; or

  •
  the entry into any agreement providing for the issuance of shares of Common Stock (or securities convertible into or exercisable or exchangeable for shares of Common Stock) as consideration in any merger or acquisition transaction (so long as the issuance of such shares or other securities does not occur during the 90-day period).

        Our directors and executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons for a period of

90 days after the date of this prospectus, may not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter, other than certain transfers (a) that are bona fide gifts, (b) by will or the laws of intestate succession, (c) for estate planning purposes, (d) pursuant to plans established in accordance with Rule 10b5-1 under the Exchange Act, (e) to us to discharge tax withholding obligations resulting from the vesting of restricted securities or the exercise of stock options and (f) not in excess of 5,000 shares per individual.

        We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriter has advised us that it intends to make a market in the notes. However, it is not obligated to do so and it may discontinue any market making at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), the underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus

Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        In connection with this offering of the notes, the underwriter may engage in overallotments, stabilizing transactions and short covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or short covering transactions, it may discontinue them at any time.

        In addition, in connection with the offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of our notes and extending through the completion of distribution.

        The underwriter and its affiliates have in the past and may in the future provide certain commercial banking, financial advisory, investment banking and other services to us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In particular, J.P. Morgan Securities Inc. acted as initial purchaser with respect to our 2033 notes and as our financial advisor in connection with our acquisition of ParAllele Bioscience, Inc. in 2005.

        We expect to price the notes and enter into the underwriting agreement after 4:30 p.m. Eastern on November 13, 2007, and we expect to deliver the notes against payment therefor through the facilities of the Depository Trust Company on or about November 16, 2007 (or T+2).

LEGAL MATTERS

        Certain legal matters will be passed upon for Affymetrix by Davis Polk & Wardwell, Menlo Park, California. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Affymetrix, Inc. appearing in Affymetrix, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Affymetrix, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007.

  2.
  All information in our proxy statement filed with the SEC on April 30, 2007 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006.

  3.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed on May 5, 2007, August 9, 2007 and November 8, 2007.

  4.
  Current Reports on Form 8-K, filed on January 19, 2007, February 5, 2007, March 20, 2007, March 23, 2007, May 2, 2007, June 6, 2007, August 1, 2007, September 19, 2007, and September 25, 2007.

  5.
  The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 16, 1996.

  6.
  The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the SEC on October 16, 1998, as amended on March 29, 2000.

        You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (408) 731-5000 or by writing to us at the following address:

Affymetrix, Inc.
3420 Central Expressway
Santa Clara, CA 95051

$250,000,000

         % Senior Convertible Notes due 2038

Prospectus

JPMorgan

November     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		$250,000
Accounting Fees and Expenses		$150,000
Trustee, Transfer Agent and Registrar Fees		$30,000
Printing and Engraving Expenses		$100,000
Miscellaneous	$	*

Total	$	*

    *
    Omitted because the registration fee is being deferred pursuant to Rule 456(b).

Item 15.    Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant's bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.    Exhibits.

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
4.1	Form of Indenture
4.2	Form of Senior Convertible Note due 2038 (see exhibit 4.1)
5.1	Opinion of Davis Polk & Wardwell
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A., as Trustee under the Indenture for the Senior Convertible Notes due 2038

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes:

        1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on November 13, 2007.

AFFYMETRIX, INC.
By:	/s/ JOHN C. BATTY John C. Batty Chief Financial Officer and Executive Vice President of Finance

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara A. Caulfield and John C. Batty, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN P.A. FODOR, PH.D. Stephen P.A. Fodor, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 13, 2007
/s/ JOHN C. BATTY John C. Batty	Chief Financial Officer and Executive Vice President of Finance (Principal Financial Officer)	November 13, 2007
/s/ KEVIN M. KING Kevin M. King	President	November 13, 2007
/s/ BARBARA A. CAULFIELD Barbara A. Caulfield	Executive Vice President and General Counsel	November 13, 2007

/s/ PAUL BERG, PH.D. Paul Berg, Ph.D.	Director	November 13, 2007
/s/ SUSAN DESMOND-HELLMANN, M.D. Susan Desmond-Hellmann, M.D	Director	November 13, 2007
/s/ JOHN D. DIEKMAN, PH.D. John D. Diekman, Ph.D.	Director	November 13, 2007
/s/ VERNON R. LOUCKS, JR. Vernon R. Loucks, Jr.	Director	November 13, 2007
/s/ DAVID B. SINGER David B. Singer	Director	November 13, 2007
/s/ ROBERT H. TRICE, PH.D. Robert H. Trice, Ph.D.	Director	November 13, 2007
/s/ ROBERT P. WAYMAN Robert P. Wayman	Director	November 13, 2007
/s/ JOHN A. YOUNG John A. Young	Director	November 13, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
4.1	Form of Indenture
4.2	Form of Senior Convertible Note due 2038 (see exhibit 4.1)
5.1	Opinion of Davis Polk & Wardwell
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A., as Trustee under the Indenture for the Senior Convertible Notes due 2038